Exhibit 10.3

October 26, 2009

Suzanne Cadden

2782 Termini Terrace

Mississauga, ON L5M 5S3

Canada

Dear Suzanne:

I am delighted to offer you the full-time position of Vice President, Regulatory Affairs and Quality at ImmunoGen, Inc. (“ImmunoGen” or the “Company”).  Upon commencement of your employment, which shall be no later than November 23, 2009 you will initially be paid at a bi-weekly rate of $10,769.23, which annualized equals $280,000.00 per year, less applicable federal, state and/or local payroll and withholding taxes.

The Company will also reimburse you for reasonable and customary expenses actually incurred and properly documented up to $55,000 in connection with your relocation to the Boston area as described in the accompanying letter.

Also in consideration of your employment by the Company, we will recommend to the Compensation Committee, for their approval, the grant of a stock option award covering 100,000 shares of the Company’s common stock under the Company’s Stock Option Plan.  This award will vest at a rate of twenty-five percent (25%) per year over four years, beginning on the first anniversary of your first date of employment with ImmunoGen.  The exercise price for these options will be the closing sale price of the Company’s Common Stock as listed on NASDAQ on your first day of employment.

In addition, you will be eligible for a discretionary annual bonus of up to thirty percent (30%) of your annual salary.  Your bonus for this fiscal year ending June 2010 will be prorated from your date of hire.  Bonuses are at the discretion of the Board of Directors and are based on Company and individual performance.

As a member of executive management, you will be eligible for a severance arrangement which, under certain circumstances, would provide you with certain benefits in the event of a change of control of the Company.  Attached please see an agreement that is similar to that which you would receive.

You will also be entitled to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations as generally applicable to, full-time employees of ImmunoGen of similar rank and tenure.  These benefits currently include paid vacation time, life, health, dental and disability insurance.  With respect to your annual vacation, based on the level of the position you are being offered, you are eligible for up to four (4) weeks of paid vacation per year, accrued monthly, of which up to ten (10) unused days can be rolled over from year to year.  Summary plan descriptions for the programs will be available to you after commencing employment.  Please note that your compensation and/or benefits may be modified in any way and at any time by ImmunoGen at its sole discretion, with or without prior notice, to the extent any such modification affects similarly situated ImmunoGen executives in the same manner.

Your duties as an employee of the Company shall be as determined by me in consultation with you.  You agree to devote your best efforts to the performance of such responsibilities and you will not perform any professional work outside your work for the Company without pre-approval from the Company.

ImmunoGen is required by the Immigration and Naturalization Service to verify that each employee is eligible to work in the United States.  To that end, a list of acceptable forms of identification is attached.  Please bring with you one item on List A, or a combination of one item on List B and List C.

In addition, your offer of employment is contingent upon the successful completion of a general background and reference check as well as a drug test.  As such, please complete the enclosed authorizations and other required forms.

While we anticipate that our relationship will be a long and mutually rewarding one, your employment, of course, will be at will, terminable by either you or the Company at any time.  If your employment is terminated by the Company without cause, the Company will pay you a total amount equal to four (4) months of your then current base salary, less taxes and deductions, in approximately equal bi-weekly installments in accordance with the Company’s usual payroll practices over a period of four (4) months beginning after the effective date of the separation agreement described below; provided that if you do not secure full-time employment during the initial four (4) month salary continuation period, the Company will extend the  salary continuation period for up to two (2) additional months as long as you have not secured full-time employment during the two (2) month extended salary continuation period.  In no event will the foregoing salary continuation benefit extend beyond six (6) months from the effective date of the separation agreement described below.  The foregoing salary continuation benefit is conditioned upon your executing a separation agreement in a form acceptable to the Company, which shall include a release of claims between the Company and you, and may include provisions regarding mutual non-disparagement and confidentiality.

On your first day of employment, you will be required to sign our Proprietary Information, Inventions and Competition Agreement and the Company’s Insider Trading Policy, acknowledging that you understand and agree to be bound by these agreements.  Copies of each are enclosed.  You are also asked to acknowledge and agree that your employment by the Company will not violate any agreement which you may have with any third party.  Please acknowledge your understanding and agreement with the terms of your employment as set forth in this letter by signing below.

Please acknowledge your understanding of an agreement with the terms of your employment as set forth in this letter by signing below.

I look forward to a long and productive relationship with you.

Sincerely,

/s/ Daniel Junius
Daniel Junius
President and Chief Executive Officer

Acknowledged and Agreed to:

/s/ Suzanne Cadden	10/28/09
Date

Enclosures